UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2015

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Enstar Group Limited (the “Company”) announced that Richard J. Harris informed the Company of his intention to step aside from his role as Chief Financial Officer and principal accounting officer, effective August 15, 2015. Following preliminary discussions with the Company, he provided notification of his decision to the Board of Directors on May 6, 2015. Mr. Harris’ decision is for personal reasons and he has agreed to remain with the Company for an extended period to facilitate a smooth transition of his responsibilities.

Also on May 6, 2015, the Company’s Board of Directors approved the appointment of Mark Smith as the Company’s new Chief Financial Officer and principal accounting officer, effective August 15, 2015. Mr. Smith, age 62, has been a Partner at Deloitte & Touche, Bermuda since 1988 in Deloitte’s accounting and auditing services group. He has had a distinguished public accounting career specializing in the insurance industry. Mr. Smith currently serves as the head of the financial advisory practice at Deloitte & Touche, Bermuda and as chairman of the Insurance Advisory Committee, a Bermuda statutory committee that provides advice on insurance regulatory matters.

In connection with the change in Mr. Harris’ responsibilities, on May 12, 2015, the Company and Mr. Harris entered into an amendment to his existing employment agreement. Pursuant to the amended agreement, Mr. Harris will serve in a transitional role with the Company from August 15, 2015 through March 31, 2016, which will be automatically extended month-to-month thereafter unless either party gives written notice of termination at least 15 days prior to the end of the then current term. Mr. Harris’ salary will be reduced to $75,000 per month from August 1, 2015 to March 31, 2016, and he will remain eligible to receive performance bonuses and certain other benefits. If the Company terminates Mr. Harris without cause prior to March 31, 2016, he will be entitled to receive his monthly salary and medical benefits through that date and one-third of his outstanding stock appreciation rights would become vested. If Mr. Harris’s employment with the Company continues until March 31, 2016, one-third of his existing stock appreciation rights would become vested and the remaining two-thirds would remain outstanding but become vested only in the event there is a change of control of the Company on or prior to July 31, 2016. All of Mr. Harris’ stock appreciation rights will expire on July 31, 2016 if not exercised prior to that date. If Mr. Harris’ employment is terminated for any reason prior to March 31, 2016 other than by the Company without cause, the Company would have no further obligation to provide Mr. Harris with any salary or benefits and his outstanding stock appreciation rights would be forfeited.

Pursuant to the amendment to Mr. Harris’ employment agreement, he will be prohibited from competing with the Company prior to December 31, 2016 or, if his employment is extended past that date, the last day of his employment. The non-solicitation covenant in his existing employment agreement will remain in effect through March 31, 2017. As a condition to entering into the amendment, Mr. Harris has also signed a general release of claims against the Company.

On May 11, 2015, the Company also entered into an employment agreement with Mr. Smith that becomes effective on August 15, 2015. Under the terms of the agreement, he will receive an annual base salary of $1,000,000 and will be eligible to receive an incentive bonus pursuant to the Company’s annual incentive program, as well as certain other benefits. If Mr. Smith’s employment with the Company is terminated by the Company without “cause,” or by Mr. Smith for “good reason,” as those terms are defined in the employment agreement: (a) Mr. Smith would be entitled to receive a lump sum payment equal to two times his base salary, (b) he would be entitled to receive medical benefits for a period of 24 months, (c) any outstanding equity awards held by him would become vested, and (d) if, for the year in which his employment is terminated, the Company achieves the performance goals established in accordance with any incentive plan in which he participates, the Company would be obligated to pay an amount equal to the bonus that he would have received had he been employed for the full year.

The term of Mr. Smith’s agreement will expire on December 31, 2017, but shall be automatically extended for one year on such date and each subsequent anniversary thereof unless either party gives written notice of termination at least 120 days prior to the end of the then current term. The agreement restricts Mr. Smith’s ability to compete with the Company during the term of his employment and, provided that his employment was not terminated by the Company without cause or by Mr. Smith for good reason, for a period of twelve months thereafter, and contains a non-solicitation covenant extending twelve months from the end of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: May 12, 2015	By:	/s/ Dominic F. Silvester
Dominic F. Silvester
Chief Executive Officer